Exhibit 99.1

Condensed Combined Statements of Income

BDS Business

(Unaudited)

	Three Months Ended December 31,
Millions of dollars	2025	2024
Revenues:
Product sales	$652	$727
Service sales	114	107

Total net sales	766	834
Operating costs and expenses:
Cost of product sales	347	343
Cost of service sales	70	64

Total cost of sales	417	407

Selling and administrative expense	238	224
Research and development expense	72	107
Integration, restructuring and transaction expense	4	2

Total Operating Costs and Expenses	731	740

Operating Income	35	94
Other expense, net	(2)	(1)

Income Before Income Taxes	33	93
Income tax (benefit) provision	(16)	15

Net Income	$49	$78

See notes to unaudited condensed combined financial statements.

Condensed Combined Statements of Comprehensive Income

BDS Business

(Unaudited)

	Three Months Ended December 31,
Millions of dollars	2025	2024
Net Income	$49	$78
Other Comprehensive Income, Net of Tax
Foreign currency translation adjustments	$1	$(45)

Other Comprehensive Income, Net of Tax	1	(45)

Comprehensive Income	$50	$33

See notes to unaudited condensed combined financial statements.

Condensed Combined Balance Sheets

BDS Business

Millions of dollars	December 31, 2025	September 30, 2025
	(Unaudited)
Assets
Current Assets
Cash and equivalents	$67	$74
Trade receivables, net	521	597
Inventories:
Materials	147	134
Work in process	136	137
Finished products	492	472

	775	743
Prepaid expenses and other	105	133

Total Current Assets	1,468	1,547
Property, Plant and Equipment, Net	639	647
Goodwill	897	896
Other Intangibles, Net	172	179
Other Assets	763	762

Total Assets	$3,939	$4,031

Liabilities and Parent’s Equity
Current Liabilities
Accounts payable	$192	$197
Accrued expenses and other liabilities	288	300
Salaries, wages and related items	146	153

Total Current Liabilities	626	650
Deferred Income Taxes and Other Liabilities	387	413
Parent’s Equity
Accumulated other comprehensive loss	(91)	(92)
Net parent investment	3,017	3,060

Total Parent’s Equity	2,926	2,968

Total Liabilities and Parent’s Equity	$3,939	$4,031

See notes to unaudited condensed combined financial statements.

Condensed Combined Statements of Cash Flows

BDS Business

Three Months Ended December 31,

(Unaudited)

	Three Months Ended December 31,
Millions of dollars	2025	2024
Operating Activities
Net income	$49	$78
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	42	43
Share-based compensation	17	16
Impairment of intangible assets	—	30
Pension and other postretirement benefit expense	1	1
Deferred income taxes	(5)	(7)
Change in operating assets and liabilities:
Trade receivables, net	75	53
Inventories, net	(32)	(31)
Prepaid expenses and other	24	16
Accounts payable, income taxes and other liabilities	(47)	(30)
Other, net	8	(7)

Net Cash Provided by Operating Activities	132	162

Investing Activities
Capital expenditures	(6)	(9)
Investment in placed instruments	(21)	(10)
Acquisitions of intangible assets	(3)	(3)
Other, net	1	(6)

Net Cash Used for Investing Activities	(29)	(28)

Financing Activities
Net transfers to Parent	(110)	(135)

Net Cash Used for Financing Activities	(110)	(135)

Net Decrease in Cash and equivalents	(7)	(1)
Opening Cash and equivalents	74	64

Closing Cash and equivalents	$67	$63

See notes to unaudited condensed combined financial statements.

Notes to Condensed Combined Financial Statements (Unaudited)

BDS Business

Millions of dollars, or as otherwise specified

Note 1 — Background and Basis of Presentation

Background

On February 9, 2026, Becton, Dickinson and Company (“BD” or the “Parent”) completed a transaction to combine its Biosciences and Diagnostic Solutions businesses (together, the “Company” or the “BDS Business”) through an initial spin-off, followed by a merger executed as a Reverse Morris Trust transaction with Waters Corporation (“Waters” and such transaction, the “Transaction”). In order to effect the Transaction, Waters and BD entered into merger and separation agreements. These agreements provided for (1) the separation of the BDS Business from BD’s other businesses and the subsequent transfer of the BDS Business into Augusta SpinCo Corporation (“SpinCo”) and its subsidiaries, (2) a cash distribution to BD of $4 billion (the “SpinCo Cash Distribution”), (3) the delivery to BD shareholders of all of the issued and outstanding shares of SpinCo Common Stock held by BD by way of a pro rata distribution, and (4) the merger of SpinCo with Beta Merger Sub, Inc. (“Merger Sub”), with SpinCo continuing as the surviving corporation of the merger and becoming a wholly owned subsidiary of Waters. The BDS Business is composed of instruments and informatics, reagents, single-cell multiomics tools, and a range of products focused on microbiology and infectious disease diagnostics, including molecular testing, cervical cancer screening, microbiology automation, and point-of-care solutions. SpinCo had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these combined financial statements and did not have any assets, liabilities, operations or commitments in respect of the BDS Business until such business’ assets and liabilities were transferred to SpinCo. These unaudited condensed combined financial statements reflect the condensed combined historical results of operations, financial position and cash flows of the BDS Business.

In addition to the merger and separation agreements, BD and Waters entered into various other agreements to provide a framework for the relationship between BD and Waters after the Transaction close. Such agreements include a transition services agreement (TSA), an employee matters agreement, a tax matters agreement, manufacturing agreements, and various lease agreements. Under these agreements BD will continue to provide certain products and services to Waters following the completion of the transaction.

Basis of Presentation

The unaudited condensed combined financial statements have been derived from BD’s historical accounting records and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). The assets, liabilities, revenue and expenses of the BDS Business have been reflected in these unaudited condensed combined financial statements on a historical cost basis, as included in the unaudited consolidated financial statements of BD, using the historical accounting policies applied by BD. Historically, separate financial statements have not been prepared for the BDS Business and it has not operated as a stand-alone business from BD. The historical results of operations, financial position and cash flows of the BDS Business presented in these unaudited condensed combined financial statements may not be indicative of what they would have been had the BDS Business actually been an independent stand-alone company, nor are they necessarily indicative of the BDS Business’s future results of operations, financial position and cash flows.

The BDS Business has historically functioned together with other BD businesses. Accordingly, the BDS Business relied on certain of BD’s Corporate and Life Sciences segment support functions to operate. Effective October 1, 2025, BD reorganized its organizational units into five worldwide business segments, which resulted in the Life Sciences segment including only the BDS Business. The unaudited condensed combined financial statements include all revenues and costs directly attributable to the BDS Business, as well as an allocation of expenses related to certain BD corporate functions and shared functions within BD’s Life Sciences segment (Note 4). These expenses have been allocated to the BDS Business on a pro rata basis of global and regional revenues, as well as headcount. The BDS Business considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had the BDS Business operated as an independent, stand-alone entity, nor are they indicative of the BDS Business’s future expenses.

Following the Transaction, certain functions that BD provided to the BDS Business prior to the Transaction will either continue to be provided to the BDS Business by BD under the TSA or will be performed using the BDS Business’s own resources or third-party service providers.

The unaudited condensed combined financial statements were prepared on a going concern basis and include assets and liabilities specifically attributable to the BDS Business. Cash and equivalents and liabilities legally held by the BDS Business were included in the unaudited condensed combined balance sheets. BD uses a centralized approach to cash management and financing of its operations. As part of BD, the BDS Business has been dependent upon BD for substantially all of its working capital and financing requirements. These arrangements are not reflective of the manner in which the business would have financed its operations had it been a stand-alone company separate from BD during the periods presented. Effective upon the Transaction close, the BDS Business is dependent upon Waters for substantially all of its working capital and financing requirements. The BDS Business believes the financial support of Waters is sufficient to allow it to continue to fund its operations for at least twelve months from the issuance of these unaudited condensed combined financial statements. Cash pooling, related interest, and intercompany arrangements are excluded from the asset and liability balances in the unaudited condensed combined balance sheets. These amounts are reported in Net parent investment as a component of Parent’s Equity.

The Parent’s debt and related interest expense have not been attributed to the BDS Business for any of the periods presented.

All intercompany transactions and balances within the BDS Business have been eliminated. Transactions between the BDS Business and BD have been included in these unaudited condensed combined financial statements and are considered related party transactions (Note 4). During the periods ended December 31, 2025 and 2024, transactions with Parent are reflected in Parent’s Equity as Net transfers to parent and in the accompanying combined balance sheets within Net parent investment (Note 3).

The Income tax provision in the unaudited condensed combined statements of income has been calculated as if the BDS Business filed a separate tax return and was operating as a stand-alone company. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of the BDS Business’s actual tax balances prior to or subsequent to the distribution.

During the reporting period management has concluded that the BDS Business operates in two segments based upon the information used by the chief operating decision-maker (“CODM”) in evaluating the performance of the BDS Business and allocating resources and capital.

Financial information is disclosed in millions unless otherwise noted. The BDS Business’s fiscal year ends on September 30. Within the unaudited condensed combined financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Note 2 — Accounting Changes

New Accounting Principles Not Yet Adopted

In September 2025, the Financial Accounting Standards Board (FASB) issued an accounting standard update to amend the criteria for capitalizing internal-use software costs. This update is intended to modernize the accounting for software costs by replacing the legacy guidance under which capitalization is based on the nature of costs and the project development stage. This update requires software capitalization to begin when (1) management has authorized and committed funding to the software project and (2) it is probable that the project will be completed, and the software will be used to perform the function intended. The update is effective for the BDS Business beginning in its fiscal year 2029, with early adoption permitted. The BDS Business is currently assessing the potential impact of this update on its condensed combined financial statements.

In November 2024, the FASB issued an accounting standard update that requires the BDS Business to disclose more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation and amortization) included in each relevant income statement expense caption. The update is effective for the BDS Business beginning with its fiscal year 2028 reporting and for interim reporting beginning with its fiscal year 2029. Early adoption is permitted. The BDS Business is currently evaluating the impact that this update will have on its disclosures.

In December 2023, the FASB issued an accounting standard update that requires more disaggregated information to be included in the income tax rate reconciliation and income taxes paid annual disclosures. This update is effective for the BDS Business for its fiscal year 2026 reporting and the BDS Business is currently evaluating the impact that this update will have on its disclosures.

Note 3 — Parent’s Equity

Changes in certain components of Parent’s Equity were as follows:

(Millions of dollars)	Net Parent Investment	Accumulated Other Comprehensive (Loss) / Income	Total Parent’s Equity
Balance, September 30, 2025	$3,060	$(92)	$2,968
Net income	49	—	49
Foreign currency translation	—	1	1
Net transfers to Parent	(92)	—	(92)

Balance, December 31, 2025	$3,017	$(91)	$2,926

(Millions of dollars)	Net Parent Investment	Accumulated Other Comprehensive (Loss) / Income	Total Parent’s Equity
Balance, September 30, 2024	$2,964	$(112)	$2,852
Net income	78	—	78
Foreign currency translation	—	(45)	(45)
Net transfers to Parent	(118)	—	(118)

Balance, December 31, 2024	$2,924	$(157)	$2,767

Note 4 — Related Party Transactions and Parent Company Investment

Corporate and Life Sciences Segment Allocations

The BDS Business’s unaudited condensed combined financial statements include general corporate expenses of BD and shared segment expenses, which were not historically allocated to the BDS Business for certain support functions that are centralized within the Parent and Life Sciences segment and not recorded at the business unit level, such as expenses related to the executive leadership team and other functions such as finance, human resources, information technology, facilities, and legal (collectively, “General Corporate Expenses”). For purposes of these unaudited condensed combined financial statements, the General Corporate Expenses have been allocated to the BDS Business. The General Corporate Expenses are included in the unaudited condensed combined statements of income in Cost of sales, Selling and administrative expense, Research and development expense and Other expense, net and, accordingly, as a component of Net parent investment on the condensed combined balance sheets. These expenses have been allocated to the BDS Business on a pro rata basis of global revenues, regional revenues or headcount. Management believes the assumptions underlying the unaudited condensed combined financial statements, including the assumptions regarding allocating General Corporate Expenses from BD, are reasonable. Nevertheless, the condensed combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect the BDS Business’s condensed combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the BDS Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The BDS Business does not believe, however, that it is practicable to estimate what these expenses would have been had the BDS Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities.

The allocations of General Corporate Expenses are reflected in the unaudited condensed combined statements of income as follows:

	Three months ended December 31,
(Millions of dollars)	2025	2024
Cost of sales	$14	$11
Selling and administrative expense	84	81
Research and development expense	3	4

Total General Corporate Expenses	$101	$96

Parent Company Investment

All significant intercompany transactions between the BDS Business and BD have been included in the condensed combined financial statements and were considered to be effectively settled at the Transaction close. The total net effect of the settlement of these intercompany transactions is reflected in the condensed combined statements of cash flows as a financing activity and in the condensed combined balance sheets as Net parent investment.

The following table summarizes the components of the net transfers to Parent in Net parent investment for the three-months ended December 31, 2025 and 2024:

	Three months ended December 31,
(Millions of dollars)	2025	2024
Cash pooling and general financing activities (a)	$181	$218
Corporate and segment allocations, excluding non-cash share-based compensation	(96)	(90)
Taxes deemed settled with parent	25	7

Net transfers to Parent as reflected in the condensed combined statements of cash flows	110	135
Share-based compensation	(17)	(16)
Pension expense	(1)	(1)

Net transfers to Parent (Note 3)	$92	$118

(a)

The nature of activities includes financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, cash balances are swept to BD on a daily basis under the BD Treasury function and the BDS Business receives capital from BD for its cash needs.

Note 5 — Contingencies

Contingencies

The BDS Business regularly monitors and evaluates the status of product liability and other legal matters, and may, from time to time, engage in settlement and mediation discussions taking into consideration developments in the matters and the risks and uncertainties surrounding litigation. These discussions could result in settlements of one or more of these claims at any time. Although management currently believes that resolving claims against the

BDS Business, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the BDS Business, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. It is possible that an unfavorable outcome resulting from legal matters or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the BDS Business.

Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment, due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the BDS Business’s results of operations in a given period.

In fiscal year 2025, a counterparty to an intellectual property licensing agreement asserted that the BDS Business has underpaid royalties due under the agreement. The BDS Business has accrued an amount that is not material to its combined financial results relative to this matter; however, it is possible that the amount of the BDS Business’s liability could differ from its currently accrued amount.

Italy Legislation

In 2015, legislation was enacted in Italy which requires medical technology companies to make payments to the Italian government if Italy’s medical device expenditures exceed annual regional expenditure ceilings. The amount of these payments is based on the amount by which the regional ceilings for the given year were exceeded. Considerable uncertainty has existed regarding the enforceability and implementation of this payback legislation since it was enacted and the BDS Business, as well as other medical device companies, have filed appeals which challenge the enforceability of this legislation. In July 2024, the Italian Constitutional Court affirmed the constitutionality of the medical device payback legislation. In fiscal year 2024, the BDS Business recorded an accrual of $17 million as an impact to Total net sales as a preliminary estimate of the liability related to this matter, which substantially relates to years prior to fiscal year 2024. During its fourth quarter of fiscal year 2025, the BDS Business made a payment to settle its obligations for calendar years 2015 through 2018 in accordance with an Economy Decree issued by the Italian government in June 2025 which allowed companies, upon their closure of all pending litigation relating to amounts due for calendar years 2015 through 2018, to pay 25% of the invoiced amounts for those years. No payment requests have been issued to the BDS Business for any subsequent years and ultimate resolution for amounts that may be due for these later years is unknown at this time. As such, it is possible that the amount of the BDS Business’s liability could differ from its currently accrued amount. Remaining accruals for this matter are recorded within Deferred Income Taxes and Other Liabilities on the unaudited condensed combined balance sheets.

Note 6 — Revenues

The Biosciences business sells immunology and cancer research solutions and related clinical diagnostics, including instruments & informatics and reagents, and has innovative single-cell multiomics tools. The Diagnostic Solutions business sells microbiology and infectious disease diagnostics, including molecular diagnostics, cervical cancer screening, microbiology automation and point-of-care offerings. These services and products are sold through independent distribution channels and directly by BD through sales representatives. End-users of the BDS Business’s products include healthcare institutions, physicians, life science researchers, clinical laboratories, the pharmaceutical industry, academic and government institutions and the general public. In the current and prior-year periods, the BDS Business generated revenues attributable to licensing, which includes consideration received in exchange for the use of the BDS Business’s intellectual property by third parties.

Measurement of Revenues

The BDS Business acts as the principal in substantially all of its customer arrangements and as such, generally records revenues on a gross basis. Revenues exclude any taxes that the BDS Business collects from customers and remits to tax authorities.

Payment terms extended to the BDS Business’s customers are based upon commercially reasonable terms for the markets in which the BDS Business’s products are sold. Because the BDS Business generally expects to receive payment within one year or less from when control of a product is transferred to the customer, the BDS Business does not generally adjust its revenues for the effects of a financing component.

The BDS Business’s gross revenues are subject to a variety of deductions that are recorded in the same period that the underlying revenues are recognized. Such variable consideration includes rebates, sales discounts and sales returns. Because these deductions represent estimates of the related obligations, judgment is required when determining the impact of these revenue deductions on gross revenues for a reporting period. Rebates provided by the BDS Business are based upon prices determined under the BDS Business agreements primarily with its end-user customers. Additional factors considered in the estimate of the rebate liability include the quantification of inventory that is either in stock at or in transit to the BDS Business’s distributors, as well as the estimated lag time between the sale of product and the payment of corresponding rebates. Rebate liabilities classified as an offset to Trade receivables, net were $84 million, and $88 million at December 31, 2025 and September 30, 2025, respectively. Rebates recorded as a reduction of gross revenues during the periods ended December 31, 2025 and 2024, were $117 million and $114 million, respectively. For the same periods, sales discounts and sales returns recorded as a reduction of gross revenues were $16 million and $23 million, respectively.

Disaggregation of Revenues

Revenues by geographic region for the three-months ended December 31, 2025 and 2024 consisted of:

(Millions of dollars)	2025	2024
United States	$300	$364
China	51	67
Other international (a)	415	403

Total	$766	$834

(a)	During the three-months ended December 31, 2025 and 2024, no individual country other than the United States and China generated revenue that represented more than 10% of total revenues.

Costs to Obtain Revenue Contracts

Due to the nature of the majority of the products, the BDS Business typically does not incur costs to fulfill a contract in advance of providing the customer with goods or services. The BDS Business’s costs to obtain contracts are comprised of sales commissions, which are paid to employees or third-party agents. Sales commissions incurred by the BDS Business relate to revenue that is recognized over a period that is less than one year and, as such, the BDS Business has elected a practical expedient provided under ASC 606 to record its expense associated with sales commissions as it is incurred. Sales commissions are recorded within Selling and administrative expense in the unaudited condensed combined statements of income.

Contract Assets and Liabilities

The BDS Business records contract liabilities when consideration from a customer is received prior to the satisfaction of performance obligations, such as extended warranty and software maintenance contracts, which are performed over time. These amounts are presented within Accrued expenses and other liabilities on the BDS Business’s condensed combined balance sheets. As of December 31, 2025 and September 30, 2025, contract liabilities totaled approximately $128 million and $145 million, respectively.

Contract assets represent the BDS Business’s conditional right to consideration for revenue recognized from performance obligations that were satisfied or partially satisfied in advance of customer billings. These amounts are recorded within Prepaid expenses and other and Other assets on the condensed combined balance sheets. The BDS Business’s contract asset balances as of December 31, 2025 and September 30, 2025 were $16 million and $15 million, respectively.

Remaining Performance Obligations

The BDS Business’s obligations relating to service contracts, and pending installations of equipment, represent unsatisfied performance obligations of the BDS Business. The revenues under existing contracts with original expected durations of more than one year, which are attributable to products and/or services that have not yet been installed or provided, are estimated to be approximately $257 million at December 31, 2025. The BDS Business expects to recognize the majority of this revenue over the next three years.

Some of the BDS Business’s contracts also contain minimum purchase commitments of reagents or other consumables and the future sales of these consumables represent additional unsatisfied performance obligations of the BDS Business. The revenue attributable to the unsatisfied minimum purchase commitment-related performance obligations, for contracts with original expected durations of more than one year, is estimated to be approximately $472 million at December 31, 2025. This revenue will be recognized over the customer relationship periods.

Note 7 — Segment Data

The BDS Business’s organizational structure is based upon two worldwide business segments: Biosciences and Diagnostic Solutions. The worldwide business segments are strategic businesses that are managed separately because each one develops, manufactures, and markets distinct products and services. For all periods presented, the BD Life Sciences President is the BDS Business’ chief operating decision maker (“CODM”).

Biosciences

The Biosciences business offers a comprehensive portfolio of instruments, software and informatics, reagents, and single cell multiomics solutions, supporting the advanced analysis of cell populations for use in fields such as immunology, oncology, and infectious disease research. Its products are used by a broad range of customers, including academic and government institutions, pharmaceutical and biotechnology companies, and clinical laboratories. In addition to supporting basic research, the business provides essential tools that facilitate drug discovery and development, contributing to advancements in precision medicine, as well as tools for clinical diagnostics. Biosciences operates through a common global commercial infrastructure that includes a specialized sales force, technical application specialists and channel partners dedicated to serving the life sciences market.

Diagnostic Solutions

The Diagnostic Solutions business provides a broad range of diagnostic instrumentation, assays, consumables, automation, and informatics that support the detection, identification and drug susceptibility testing of infectious disease organisms. Key areas of focus are sepsis, tuberculosis, sexually transmitted infections, healthcare-associated infections, women’s health conditions, and cervical cancer screening. The Diagnostic Solutions portfolio employs several technologies and innovations, centered across three key areas, microbiology solutions, molecular diagnostics platforms, and diagnostic testing performed near the patient to deliver rapid results that can inform immediate care decisions designed to deliver rapid results in decentralized healthcare settings. These technologies serve a global customer base of hospitals, clinical laboratories, public health agencies and integrated delivery networks. The Diagnostic Solutions business plays a central role in improving clinical workflows, enhancing diagnostic accuracy, and supporting timely treatment decisions.

Additional Segment Information

Distribution of products is primarily through independent distribution channels, and directly to end-users by the BDS Business and independent sales representatives. No customer accounted for 10% or more of revenues in any of the periods presented.

The BDS Business presents segment results on a consistent basis with internal reporting regularly reviewed by the CODM, on both a reported and a foreign currency-neutral basis, to evaluate business segment performance, as compared to budget, and allocate resources such as capital and headcount. Business segment performance is evaluated based on operating income before taxes excluding certain corporate expenses and other adjustments that are not considered part of ordinary operations. Such adjustments primarily include: amortization and other adjustments related to the purchase accounting for acquisitions; amounts related to certain legal matters; and costs associated with restructuring and integration activities. These amounts are included in the reconciliation of segment operating income to the BDS Business’ Income Before Income Taxes, below. Prior period segment expense amounts have been recast to conform to the current year presentation.

The BDS Business’ CODM does not receive any asset information by business segment and, as such, the BDS Business does not report asset information by business segment.

The BDS Business’s segment revenues are detailed below. The BDS Business has no intersegment revenues.

	Three months ended December 31,
(Millions of dollars)	2025			2024
	United States	International	Total	United States	International	Total
Biosciences	$124	$203	$327	$153	$208	$361
Diagnostic Solutions	176	263	439	211	262	473

Total BDS Business	$300	$466	$766	$364	$470	$834

The following tables include the significant expenses by segment that are regularly provided to the CODM and a reconciliation of segment operating income to Income Before Income Taxes.

Three Months Ended December 31, 2025

(Millions of dollars)	Biosciences	Diagnostic Solutions	Total
Revenues	$327	$439	$766
Segment expenses:
Total cost of sales	135	255	390
% of revenues	41.3%	58.1%
Selling and administrative expense	64	83	147
% of revenues	19.6%	18.9%
Research and development expense	34	32	66
% of revenues	10.4%	7.3%

Segment Operating Income	$94	$69	$163
% of revenues	28.7%	15.7%
Unallocated items
Net interest income			1
Corporate administrative and other unallocated (a)			(119)
Specified items:
Purchase accounting adjustments (b)			(8)
Integration, restructuring and transaction expense (c)			(4)

Income Before Income Taxes			$33

Three Months Ended December 31, 2024

(Millions of dollars)	Biosciences	Diagnostic Solutions	Total
Revenues	$361	$473	$834
Segment expenses:
Total cost of sales	126	259	385
% of revenues	34.9%	54.8%
Selling and administrative expense	61	77	138
% of revenues	16.9%	16.3%
Research and development expense	35	35	70
% of revenues	9.7%	7.4%

Segment Operating Income	$139	$102	$241
% of revenues	38.5%	21.6%
Unallocated items
Net interest income			1
Corporate administrative and other unallocated (a)			(109)
Specified items:
Purchase accounting adjustments (b)			(8)
Integration, restructuring and transaction expense (c)			(2)
Product, litigation, and other items (d)			(30)

Income Before Income Taxes			$93

(a)	Primarily comprised of corporate general and administrative expenses, share-based compensation expense, and foreign exchange.
(b)	Includes amortization expense related to purchase accounting for acquisitions, recorded in Cost of sales across all years.
(c)	Represents amounts associated with restructuring activities which are recorded in Integration, restructuring and transaction expense.
(d)

Includes certain items which are not part of ordinary operations and affect the comparability of the periods presented. Such items may include certain product remediation costs, amounts related to certain legal matters, certain investment gains and losses, certain asset impairment charges, and certain pension settlement costs. The amount in the three months ended December 31, 2024 included a non-cash asset impairment charge of $30 million recorded to Research and development expense to write down the carrying value of acquired in-process research and development assets in the Diagnostic Solutions segment.

Segment information for both capital expenditures and depreciation and amortization is provided below:

	Three months ended December 31,
(Millions of dollars)	2025	2024
Capital Expenditures
Biosciences	$2	$2
Diagnostic Solutions	4	7

Total Capital Expenditures	$6	$9

Depreciation and Amortization
Biosciences	$13	$13
Diagnostic Solutions	29	30

Total Depreciation and Amortization (a)	$42	$43

(a)	Includes amortization of placed instruments of $18 million, and $18 million for the three-month periods ended December 31, 2025 and 2024, respectively.

Note 8 — Goodwill and Intangible Assets

Intangible assets consisted of:

	December 31, 2025			September 30, 2025
(Millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Net Carrying amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying amount
Amortized intangible assets
Developed technology	$799	$(717)	$82	$798	$(710)	$88
Customer relationships	58	(34)	24	58	(33)	25
Patents, trademarks and other	221	(171)	50	218	(168)	50

Amortized intangible assets	$1,078	$(922)	$156	$1,074	$(911)	$163

Unamortized intangible assets
Acquired in-process research and development	$14			$14
Trademarks	2			2

Unamortized intangible assets	$16			$16

Intangible amortization expense was $10 million and $9 million for the three months ended December 31, 2025 and 2024, respectively.

The following is a reconciliation of goodwill by business segment:

(Millions of dollars)	Biosciences	Diagnostic Solutions	Total
Goodwill as of September 30, 2025	$461	$435	$896
Currency translation	1	—	1

Goodwill as of December 31, 2025	$462	$435	$897

Note 9 — Financial Instruments and Fair Value Measurements

Foreign Currency and Other Risks

The BDS Business has foreign currency exposures throughout the various countries in which it operates. BD uses derivative instruments at the corporate level to mitigate these exposures. BD does not enter into derivative financial instruments for trading or speculative purposes.

Transactional currency exposures that arise from entering into transactions, generally on an intercompany basis, in non-hyperinflationary countries that are denominated in currencies other than the functional currency are mitigated by BD primarily through the use of forward contracts that are recorded as undesignated hedges. In order to mitigate transactional foreign currency exposures resulting from anticipated intercompany purchases and sales denominated in a currency other than local functional currencies, BD entered into certain instruments such as foreign exchange forward and option contracts to hedge a portion of this currency risk, which are designated as cash flow hedges.

The BDS Business does not enter into any derivative transactions. Accordingly, derivative assets and liabilities held by BD at the corporate level and the related impacts recorded within BD’s Accumulated other comprehensive loss were not attributable to the BDS Business for any of the periods presented.

As the hedges of the transactional foreign exchange exposures resulting primarily from intercompany payables and receivables are undesignated hedges, the gains or losses on these instruments are recognized immediately in income. These gains and losses are largely offset by gains and losses on the underlying hedged items, as well as the hedging costs associated with the derivative instruments. Due to the BDS Business’s participation in BD’s hedging program, the BDS Business records an allocated portion of the impact of these activities. The net foreign exchange loss amounts recognized in Other expense, net during the three-months ended December 31, 2025, and 2024 were $2 million and $2 million, respectively.

Net gains or losses resulting from the change in fair value of the foreign exchange contracts designated as cash flow hedges are initially recorded by BD within Other comprehensive loss and reclassified into earnings upon the occurrence of the related underlying third-party transaction. If foreign exchange contracts designated as cash flow hedges are terminated prematurely as a result of the hedged transaction being probable of not occurring, the balance in Accumulated other comprehensive loss attributable to those derivatives is immediately reclassified into Net sales or Cost of sales (depending on whether the hedged item is an intercompany sale or purchase).

Net after tax amounts recognized in Other comprehensive income (loss), as well as amounts reclassified from Accumulated other comprehensive income (loss) into earnings relating to these cash flow hedges during the three months ended December 31, 2025 and 2024 were immaterial. The amounts expected to be reclassified from Accumulated other comprehensive income (loss) into earnings relating to these cash flow hedges within the next 12 months of December 31, 2025, are not material to the BDS Business’s combined financial results.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, net and accounts payable, as reflected in the BDS Business’s condensed combined balance sheets, approximates fair value due to the short-term maturities of these financial instruments.

Nonrecurring Fair Value Measurements

Non-financial assets, including property, plant and equipment as well as intangible assets, are measured at fair value when there are indicators of impairment and these assets are recorded at fair value only when an impairment is recognized. These measurements of fair value are generally estimated, based upon a market participant’s perspective, using Level 3 inputs, including values estimated using the income approach.

In the first quarter of fiscal year 2025, the BDS Business recorded a non-cash asset impairment charge of $30 million to Research and development expense to write down the carrying value of acquired in-process research and development assets in the Diagnostic Solutions segment. The amount recognized was recorded to adjust the carrying amounts of assets to the assets’ fair values, which were estimated, based upon a market participant’s perspective, using Level 3 measurements, including values estimated using the income approach. There were no such impairments in the first quarter of fiscal year 2026.

Supplier Finance Programs

The BDS Business has agreements where participating suppliers are provided the ability to receive early payment of the BDS Business’s obligations at a nominal discount through supplier finance programs entered into with third party financial institutions. The BDS Business is not a party to these arrangements, and these programs do not impact the BDS Business’s obligations or affect the BDS Business’s payment terms, which generally range from 90 to 150 days. The agreements with the financial institutions do not require the BDS Business to pledge assets as security or provide other forms of guarantees for the supplier finance programs. The BDS Business had $28 million and $24 million of outstanding payables related to the supplier finance programs as of December 31, 2025 and September 30, 2025, respectively, which were recorded within Accounts payable on the unaudited condensed combined balance sheets.

Note 10 — Income Taxes

The Company’s effective income tax rates were (49.1)% and 16.2% for the three months ended December 31, 2025 and 2024, respectively. The effective income tax rate for the three months ended December 31, 2025 reflected a more favorable net impact from discrete items compared with the prior-year period.

Note 11 — Supplemental Financial Information

Other Assets

Other assets at December 31, 2025 and September 30, 2025 consisted of:

(Millions of dollars)	December 31, 2025	September 30, 2025
Placed instruments, net	$180	$177
Right-of-use assets	344	349
Deferred income tax assets noncurrent, net of valuation allowance	163	159
Other	76	77

Total other assets	$763	$762

Note 12 — Subsequent Events

Management has evaluated subsequent events through February 27, 2026, the date the condensed combined financial statements were available to be issued. Based on this review, management did not identify any subsequent events that would have required adjustment or disclosure in the combined financial statements.